Investor Contact:
Lisa M. Bruneau, VP Finance
Phone: 866-4DIOMED
Fax: (978) 475 – 8488
E-Mail: lbruneau@diomedinc.com

DIOMED RAISES $2.0 MILLION IN A BRIDGE FINANCING

ANDOVER, MA—December 30, 2002—Diomed Holdings, Inc. (AMEX: DIO) announced it has completed a $2.0 million bridge financing through the sale of Notes maturing on January 1, 2004. The Company issued Notes at par to Gibralt US, Inc. Samuel Belzberg, one of the Company’s directors, is an affiliate of Gibralt US, Inc.

$1.0 million of the Notes are secured and $1.0 million are unsecured. The Notes are convertible into the Company’s common stock at the holder’s option. The Company also issued to Gibralt US, Inc. warrants to purchase up to 8,333,333 shares of the Company’s common stock at an exercise price of $0.26 per share, which is 110% of the closing price of the Company’s Common Stock on December 26, 2002. The warrants expire June 27, 2008. Please refer to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission for the full terms and conditions of the bridge financing.

The Company intends to use the proceeds of the bridge financing for general working capital purposes in accordance with the Company’s business plan.

About Diomed
Diomed specializes in developing and commercializing minimal and micro-invasive medical procedures that use its laser technologies and disposable products. In developing and marketing its innovative clinical solutions, it uses proprietary technology and aims to secure strong commercial advantages over its competitors by gaining governmental approvals in advance of others and through exclusive commercial arrangements. To participate in the rapidly growing, minimal and micro-invasive medical procedure industry, Diomed integrates disposables into its product lines. Diomed holds proprietary technology in certain methods of synchronizing diode light sources and in certain optical fibers. Diomed focuses on photodynamic therapy (PDT) for use in cancer treatments, EndoVenous Laser Treatment (EVLT™) for use in varicose vein treatments, and dental and general surgical applications.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors detailed in the company’s Securities and Exchange Commission filings.